November 1, 1996

Board of Directors
Decor Group,  Inc.
320 Washington Street
Mt. Vernon, NY 10553

                           Re:  Decor Group, Inc.
                                Registration Statement on Form SB-2

Gentlemen:

         We have acted as counsel for Decor Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement (the "Registration Statement") on Form SB-2, File No. 333-5553, under the Securities Act of 1933, relating to the public offering of 325,000 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share (the "Common Stock"). The offering also involves the grant to the Underwriters of an option to purchase an additional 45,000 shares of Common Stock to cover over-allotments in connection with the offering, the sale to the Underwriter of an option (the "Representative's Option") to purchase up to 30,000 shares of Common Stock , and the registration of 1,500,000 Class A Warrants and 1,500,000 shares of Common Stock underlying 1,500,000 Class A Warrants and 1,031,000 shares of Common Stock on behalf of selling stockholders (the "Selling Securityholder's Securities").

         We have examined the Certificate of Incorporation and the By-Laws of the Company, the minutes of the various meetings and consents of the Board of Directors of the Company, drafts of the Underwriting Agreement relating to the offering of the Common Stock, drafts of the Warrant Agreement and Representative's Option, draft forms of certificates representing the Common Stock and the Class A Warrants, originals or copies of such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinion expressed below. In such examination, we have assumed the genuiness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

         Based on the foregoing, we are of the opinion that:

         1. All shares of Common Stock have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued, fully paid and non-assessable.


         2. The Class A Warrants and the Representative's Option have been duly authorized and, when issued and sold in accordance with the Prospectus, will be validly issued.

         3. The shares of Common Stock included in the Selling Securityholder's Securities have been duly authorized, validly issued, fully paid and nonassessable; and, when sold in accordance with the appropriate prospectus (the "Selling Securityholder Prospectus") forming a part of the Registration Statement, will continue to be duly authorized, validly issued, fully paid and nonassessable.

         4. The shares of Common Stock issuable upon exercise of the Class A Warrants have been duly authorized and reserved for issuance and, when issued in accordance with the terms of the Class A Warrants, will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to be named in the Registration Statement, the Prospectus and the Selling Securityholder Prospectus as attorneys who have passed upon legal matters in connection with the offering of the securities offered thereby under the caption "Legal Matters."

         We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Bernstein and Wasserman

                                                 BERNSTEIN & WASSERMAN/LLP

B&W/